Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis, Inc. Reports Settlement of Gold Peak Litigation

NEW YORK, June 21, 2012: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced a final settlement of its liability under the previously disclosed litigation regarding construction defects at its former Gold Peak condominium project in Douglas County, Colorado, outside of Denver.

The Company had announced in March 2012 that Reis, one of its subsidiaries (Gold Peak at Palomino Park LLC (“GP LLC”)), two former officers of Reis (one of whom was also a director), and the construction manager/general contractor (Tri-Star Construction West, LLC (“Tri-Star”)) for the project were found jointly and severally liable for an aggregate of $18.2 million. This amount was subject to increase for costs and interest. As a result of the verdict, Reis had recorded aggregate charges of $19.0 million as of March 31, 2012, of which $14.2 million was recorded in the first quarter of 2012.

Reis has reached a settlement agreement with the plaintiff, the Gold Peak homeowners association, providing for a total payment by Reis of $17.0 million. Of this amount, $5.0 million is payable by August 3, 2012 and the remaining $12.0 million is payable by October 15, 2012. By that time, the Company will have made the final payment under its existing bank loan agreement. Reis’s management has determined that payment of these amounts, even without additional recoveries by Reis (as described below), will not impair Reis’s ability to operate or expand its business as planned.

In reaching the decision to settle, Reis’s management and board of directors considered, among other things: 1) the amount of the settlement versus the potential for an ultimately greater judgment amount after appeal, including additional costs and post-judgment interest, 2) the benefits of the clarity of settling the case at this time versus continuing uncertainty and 3) the continuing strong cash flow generation of Reis Services’s core business.

Reis also notes that the final payment amount is $2.0 million less than the aggregate charge previously recorded. If there is no additional recovery from insurers or other parties, Reis would expect to reverse $2.0 million of the previously recorded charge in the second quarter of 2012 based upon the terms of this settlement. As previously disclosed, this charge (and any reversal) is reflected in discontinued operations, only impacting consolidated net income (loss), and not income from continuing operations.

Reis continues to vigorously pursue actions against a number of insurance companies and Reis’s former insurance broker, alleging a variety of claims, including failure to cover, negligent underwriting and bad faith. The Company has also brought claims against the architect at Gold Peak and a third party inspector engaged at Gold Peak, relating to those parties’ actions on the project.

Reis continues to consider its options with respect to contribution or other actions against potentially responsible third parties and/or co-defendants in the lawsuit, and will pursue all reasonable efforts to mitigate the effects of this settlement.

About Reis

Reis, founded in 1980, provides commercial real estate market information and analytical tools for its subscribers. Reis maintains a proprietary database containing detailed information on commercial properties in metropolitan markets and neighborhoods throughout the U.S. The database contains information on apartment, office, retail, warehouse/distribution and flex/research & development properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis, through its flagship institutional product, Reis SE, and through its small business product, ReisReports, provides online access to a proprietary database of commercial real estate information and analytical tools designed to facilitate debt and equity transactions as well as ongoing evaluations. Depending on the product, users have access to trend and forecast analysis at metropolitan and neighborhood levels throughout the U.S. and/or detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates. Reis’s products are designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers, builders, banks and non-bank lenders, and equity investors. These real estate professionals require access to timely information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and sale prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com and www.ReisReports.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by Reis, Inc., may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Reis or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to Reis’s annual, quarterly and current reports on file with the SEC for a more detailed discussion of various risks that could cause results to differ materially.

Press Contact:	Mark P. Cantaluppi Vice President, Chief Financial Officer Reis, Inc. (212) 921-1122